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                          RELEASED AT 4:21 P.M. EST ON FRIDAY, NOVEMBER 9, 2001

ENCORE ACQUISITION COMPANY ANNOUNCES $55 MILLION ACQUISITION, SETS CONFERENCE CALL TO DISCUSS TRANSACTION

FORT WORTH, Texas - November 9, 2001 - Encore Acquisition Company ("Encore") (NYSE: EAC) announced today that it has agreed to acquire oil and gas properties in the Permian Basin from a major integrated oil company. The purchase price is $55 million, prior to closing adjustments. The two principal operated properties are the East Cowden Grayburg and the Fuhrman Nix fields, and the non-operated properties are the Yates and North Cowden fields. These West Texas fields are located in Ector, Andrews, Crockett and Pecos Counties.

Jon Brumley, Chairman, President and CEO stated, "I like this acquisition. These properties are exactly what we do best: acquire and enhance existing oil fields. The properties will have significant in-field drilling opportunities. The properties meet Encore's business strategy, in that production can be held flat with less than 1/2 of cash flow and the remaining 1/2 can be used for growth."

The acquisition is accretive to cash flow and allows Encore to continue to expand future cash flow with internally generated opportunities. Based on its development plans and a $22.50 oil price, Encore believes that the 2002 cash flow will exceed $8.5 million and produce around 1,950 barrels of oil equivalent per day.

Encore estimates that existing proved reserves are in excess of 10 million barrels. Over 40 development wells have been identified, and the drilling program will be initiated in the second half of 2002. The revenue mix is 97% oil, the reserve to production ratio is over 15 years and over 73% of the acquisition is operated.

For the Permian Basin acquisition, Encore has hedged 1,000 barrels of oil per day, 52% of the acquisition's expected oil production for 2002, using a collar with a floor of $20.00 and a cap of $23.73. With these new positions, Encore has hedged a total of 9,500 barrels of oil per day for 2002 by utilizing swaps, floors and caps.

For Encore's option-based hedges, the weighted average floor price for 2002 is $22.60 per barrel with 7,000 barrels of oil per day protected by floors. The weighted average ceiling price is $26.30 per barrel, with only 2,500 barrels of oil per day capped. In addition to these hedges, Encore has swapped 2,500 barrels of oil per day for 2002 at a fixed price of $19.47 per barrel. As a result of this option-based hedging strategy, approximately 58% of Encore's 2002 estimated oil production is protected to the downside, while only 30% of 2002 estimated oil production is subject to a ceiling.

Encore expects to close the transaction, which is subject to due diligence, in January of 2002 and expects to fund the transaction with bank financing under its existing credit line. The effective date for this transaction is January 1, 2002.

CONFERENCE CALL

The conference call to discuss the Permian Basin acquisition will be held on Monday, November 12, 2001 at 10:00 a.m. CST. The call can be accessed via http://www.encoreacq.com by selecting "Investor Relations" then "Conference Calls" or by dialing 800-388-8975 and requesting the Encore Acquisition Company Permian Basin Acquisition Conference Call.

ADDITIONAL INFORMATION

Additional information on the Permian Basin acquisition and Encore pro forma statistics including the acquisition can be accessed via http://www.encoreacq.com.

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore's oil and natural gas reserves are located in the Williston Basin of Montana and North Dakota, the Permian




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                          RELEASED AT 4:21 P.M. EST ON FRIDAY, NOVEMBER 9, 2001


Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma and the Powder River Basin of Montana.

Statements made in this release may constitute "forward-looking statements" as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimations that management believes are reasonable given currently available information. However, the assumptions of management and the future performance of the Company are both subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Actual results could differ materially from those presented in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Contact:   Morris B. Smith                       John H. Selzer
           Executive Vice President and CFO      Director of Financial Services
           817-339-0908                          817-339-0911